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Exhibit 10.24

701 North 34th Street, Suite 400
Seattle, WA 98103
1-800-929-9299

November 15, 2002

Ernest R. Johnson
Cutter & Buck, Inc.
Seattle, WA 98103

Dear Ernie,

Because the Company is experiencing a turbulent situation, the Board of Directors recently authorized a special Retention Incentive Program for a few employees who are key to the Company's future success.

You are certainly among those key people, and I am pleased to tell you that you have been granted the following:

Retention Incentive

If you are employed by the Company on May 15, 2004, the Company will grant you a bonus of $160,000. This payment will be paid as soon after May 15, 2004 as practicable; or if the Company consummates a merger, consolidation, sale of all or substantially all of the Company's assets or liquidation, before then, 50% will be due upon consummation of the transaction, and 50% six months thereafter.

The purpose of this retention incentive payment is to entice you to stay with Cutter & Buck in spite of the turbulence, and to help it get to a new level of professionalism and profitability.

Severance Payment

Alternatively, if the Company terminates your employment between now and May 15, 2004 for any reason other than for cause, and if you are not otherwise entitled to the severance payment provided under your Change In Control Agreement, you will be paid a severance benefit in an amount of $100,000, contingent upon your execution at that time of a Severance Agreement in substantially the form of Exhibit A. As you can see, that Agreement generally provides that you will release the Company from any and all claims arising from your employment or its termination through the date of the Agreement, and will agree not to solicit other employees, not to disparage the Company, to keep Company information confidential, and that the severance payment is in lieu of any other severance arrangement obligation. The severance benefit will be paid in a single lump sum after the effective date of your release. You will not receive this benefit if you resign or if you are terminated for "cause" as defined in the attached Exhibit B.

The purpose of this severance arrangement is to enable you to concentrate on your work with us, rather than worrying about your job security.

Stock Option

You were granted an option to purchase 30,000 shares of Company Common Stock as of November 15, 2002 at $3.67 per share, the closing price per share of Company Common Stock on that date as reported by Nasdaq. Options to purchase 10,000 shares of Company Common Stock will vest on November 15, 2003 and options to purchase the remaining 20,000 shares will vest monthly thereafter in twenty-four (24) equal installments. Notwithstanding the above vesting schedule, these options will fully vest upon the consummation of a merger, consolidation, sale of all or substantially all of the Company's assets, or liquidation by the Company.

The purpose of this grant is to enable you to share in the results of the difficult work the Company is doing to recover and to position itself for the future. Or, if the Company consummates a merger, consolidation, sale of substantially all assets or liquidation, to give you an incentive to align your interests directly with those of our shareholders.

You will receive the paperwork on the stock options shortly. Other terms of the Retention Incentive Program are set forth in the attached Exhibit C.

I hope this award enables you to do your best work during this period, without worrying about the future. We need you and want you to be at your best; that's why you were chosen for this Program.

Because only a few people are eligible to participate in this Program, it is very important that you do not discuss it. If you have questions or want discussion, please talk with your member of the leadership team, or with Joni or Fran.

In any undertaking, success depends on the vision, the will, the efforts, and the integrity of key people. You and your work really matter, and I thank you and appreciate your contribution.

CUTTER & BUCK INC.

Frances M. Conley
Chief Executive Officer

EXHIBIT A

SEVERANCE AGREEMENT (INCLUDING RELEASE)

        The employment of [Employee name] ("[    ]") with Cutter & Buck Inc. ("Cutter & Buck") has ended. This Severance Agreement ("Agreement") acknowledges [    ]'s election to accept a separation payment from Cutter & Buck in an amount equal to [$            ], less all lawful deductions. In consideration of the separation payment, [    ] and Cutter & Buck desire to settle and resolve all possible disputes between them arising out of [    's] employment and to memorialize their agreement regarding certain post-termination obligations assumed by [            ]. It is, therefore, agreed as follows:

        1.     Confidentiality of Agreement; Agreement Not Admission.    [            ] agrees to keep this Agreement confidential and not to disclose any information contained in this Agreement, including the existence or substance of the separation payment, except to [    ]'s personal attorney and tax or financial advisor. [    ] agrees to inform each individual to whom disclosure is made under this paragraph of the confidentiality provisions in this Agreement. This Agreement is not an admission by Cutter & Buck that it (or any of its employees) has violated any law or failed to fulfill any duty to [            ].

        2.     Termination of Employment.    Cutter & Buck and [            ] agree that all aspects of [            ]'s employment ceased effective [Date ]. [            ] represents that he has not knowingly participated in any wrongdoing, misrepresentation, or breach of any duty to Cutter & Buck or to any shareholder, investor, customer, vendor, employee or governmental regulator.

        3.     Separation Payment.    In consideration of [            ]'s release and performance as set forth below, Cutter & Buck agrees to pay [            ] separation pay equal to [            ], subject to all lawful deductions. [            ] acknowledges that s/he received all wages, benefits or other compensation due to him/her from Cutter & Buck and that this separation payment is in excess of any wages, benefits or other compensation due to him/her from Cutter & Buck.

        4.     Release.    [            ] accepts Cutter & Buck's undertakings in this Agreement as full settlement of any and all claims, known or unknown, arising out of or related to [            ]'s employment with Cutter & Buck, including but not limited to any claims of lost wages, lost benefits, discrimination, retaliation, or wrongful discharge. These claims are examples, not a complete list, of the released claims, as it is the parties' intent that [            ] release any and all claims, of whatever kind or nature, in exchange for the severance arrangements set forth in Paragraph 3 above. [            ] realizes this constitutes a full and final settlement of any and all such claims, and except for obligations arising under this Agreement, [            ] hereby also releases Cutter & Buck and its subsidiaries and affiliates (together with their respective officers, directors, employees, attorneys, accountants, agents, successors, assigns, and anyone else against whom [            ] could assert a claim based on his/her employment with Cutter & Buck from and against any liability to [            ] (or to anyone else [            ] has power to bind in this settlement) arising out of or in connection with the foregoing claims or matters.

        5.     ADEA Release.    [            ] acknowledges that s/he is knowingly and voluntarily waiving and releasing any rights that he may have under the Age Discrimination in Employment Act ("ADEA"). [            ] also acknowledges that the consideration given for this Agreement is in addition to anything of value to which [            ] was already entitled. [            ] further acknowledges that s/he has been advised by this writing, as required by the ADEA, that (a) this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) [            ] should consult with an attorney prior to executing this Agreement; (c) [            ] has [            ](    ) days to consider this Agreement (although [            ] may choose to voluntarily execute this Agreement earlier and to waive such period of consideration); (d) [            ] has seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by [            ] ("Effective Date"). Nothing in this Agreement prevents or precludes [            ] from

challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

        6.     Return of Company Property.    [            ] represents that on or before his/her last day of work, s/he has returned to Cutter & Buck all property and equipment furnished to or prepared by [            ] in the course of or incident to his/her employment by Cutter & Buck, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents or materials, or copies thereof (including computer files), the master key, company credit card, computer equipment, agreements, and all other proprietary information belonging, or relating to the business of Cutter & Buck or any affiliate. [            ]'s obligation under this Agreement precludes him/her from keeping any copies of Cutter & Buck's property or documents without Cutter & Buck's express written permission for each such item of which s/he wishes to retain a copy.

        7.     Other Performances Required of [            ].    [            ] warrants and represents that s/he has not previously and will not in the future disclose or use confidential information related to Cutter & Buck's customers, personnel, designs, pricing, marketing plans, budgets, strategies, financial or other proprietary information that is not otherwise available to the general public, including but not limited to information covered under the Uniform Trade Secrets Act, RCW 19.108 et seq., and that s/he will at all times continue to keep all such information confidential. [            ]agrees to make himself reasonably available for, and cooperate with, Cutter & Buck in connection with transitioning his/her prior job duties and providing information in connection with his prior job duties. [            ] further agrees that he will not disparage Cutter & Buck, its officers, board members, directors, employees, customers or agents in any way now or in the future. [            ] further agrees that for a period of twelve (12) months following the Effective Date of this Agreement, he will not, directly or indirectly, for himself or any other person or entity: (i) induce or attempt to induce any employee, consultant, independent sales representative or independent contractor of Cutter & Buck to leave the employ of or terminate his, her or its contract with Cutter & Buck; (ii) in any way interfere with the relationship between Cutter & Buck and any employee, consultant, independent sales representative or independent contractor of Cutter & Buck; (iii) call on, reveal the name of, or otherwise solicit, accept business from or attempt to entice away from Cutter & Buck any actual or identified potential customer of Cutter & Buck, nor will s/he assist others in doing any prohibited act identified above.

        8.     Agreement to Repay.    These obligations of confidentiality, transition cooperation, nondisparagement, and nonsolicitation are material parts of the consideration and inducement to Cutter & Buck to provide the Separation Payment set forth herein. [            ] understands and acknowledges that the provisions in this Paragraph 8 are necessary and reasonable to protect Cutter & Buck in the conduct of its business and that compliance with this Paragraph will not prevent him/her from pursuing his/her livelihood. However, should any court find that any provision of this Paragraph is unreasonable, invalid or unenforceable, whether in period of time or otherwise, then in that event the parties hereby agree that this Paragraph shall be interpreted and enforced to the maximum extent which the court deems reasonable. If [    ] breaches any provision of this Agreement or if any of [    ]'s representations in the Agreement is false, [            ] further understands and agrees to repay the Separation Payment and to pay Cutter & Buck's reasonable attorney fees, costs and damages that result from [    ]'s breach.

        9.     General.    This Agreement (i) contains the entire understanding of the parties with respect to the subject matter covered; (ii) supersedes all prior or contemporaneous understandings; (iii) may only be amended in a written instrument signed by both parties; (iv) is binding on and inures to the benefit of the heirs, successors and assigns of each party; and (v) shall be governed by the laws of the State of Washington, except to the extent superseded by federal law, including the Employee Retirement Income Security Act of 1974. Each party warrants that he, she or it is the true party in interest, and fully authorized to execute this Agreement.

        10.   Knowing and Voluntary Waiver.    [            ] acknowledges that s/he has been advised to consult with an attorney, and has had the opportunity to do so, before signing this Agreement, which [            ] has been given a reasonable period of time to consider.

        11.   Payment of Separation Payment.    The separation payment promised in paragraph 3 will be paid to [            ] in a single check on the eighth day after [            ]'s execution of this Agreement.

PLEASE READ CAREFULLY. THIS IS A VOLUNTARY AGREEMENT THAT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	[ ]

Date:	Cutter & Buck Inc.

By:

Frances M. Conley Title: Chief Executive Officer

EXHIBIT B

DEFINITION OF "CAUSE"

Each of the following shall constitute "Cause" for termination, resulting in ineligibility for any severance benefit:

        (1)   any violation by a participant in the program of any material obligation under the Severance Agreement;

        (2)   conviction for commitment of a felony, or any crime involving dishonesty or moral turpitude;

        (3)   any violation of law which has a material adverse effect on the Company;

        (4)   habitual abuse of alcohol or a controlled substance under circumstances that adversely affect the participant's performance of his or her duties in any way;

        (5)   theft or embezzlement from the Company;

        (6)   repeated unexcused absence from work;

        (7)   Disability of participant, which shall mean any physical, mental or other health condition which renders the participant unable to perform the essential functions of his or her position with or without reasonable accommodation;

        (8)   Death of participant; and

        (9)   repeated failure or refusal by participant to carry out the reasonable directives, orders or resolutions of the Company's Board of Directors or any supervisor, manager, director, or officer to whom he or she reports.

EXHIBIT C

GENERAL TERMS OF RETENTION INCENTIVE PROGRAM

        1.     The Compensation Committee of the Board of Directors of the Company (the "Committee") shall administer the Retention Incentive Program and adopt rules and regulations to implement the Retention Incentive Program. Decisions of the Committee shall be final and binding on all parties who have an interest in the Retention Incentive Program. The Committee may at any time amend the Retention Incentive Program, provided that such action shall not adversely affect the participants in the Retention Incentive Program.

        2.     No eligible employee shall earn any portion of a cash payment under the Retention Incentive Program unless and until the specific date set forth in this Program. If an eligible employee ceases to be employed by either the Company or one or more of its subsidiaries for any reason on or before the date when the cash payment is due, then he or she shall not earn or receive any cash payment under the Retention Incentive Program.

        3.     No cash payment under the Retention Incentive Program shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the cash payment under the Retention Incentive Program shall at all times be an unfunded and unsecured obligation of the Company. Retention Incentive Program participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their cash payments.

        4.     No Retention Incentive Program participant shall have the right to alienate, pledge or encumber his or her interest in the Retention Incentive Program, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee's creditors or to attachment, execution or other process of law.

        5.     No action of the Company in establishing the Retention Incentive Program, no action taken under the Retention Incentive Program by the Committee and no provision of the Retention Incentive Program itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee will be employed "at will," which means that either such employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

        6.     This Retention Incentive Program document is the full and complete agreement between the eligible employees and the Company on the terms described herein.

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  Exhibit 10.24